U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                    SEC File Number 0-29067
                                                    CUSIP Number 570614 10 1

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[X] Form 10-K  [  ] Form 20-F  [  ] Form 11-K  [  ] Form 10-Q  [  ] Form N-SAR

For Period Ended: July 31, 2001
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    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
---------------------------------

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
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Part I - Registrant Information
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Full Name of Registrant:  MarketU Inc.

Former Name if Applicable:  North American Resort & Golf, Inc.

Address of Principal Executive Office (Street and Number)

     Suite 101 - 20145 Stewart Crescent

City, State and Zip Code

    Maple Ridge, British Columbia, Canada  V2X 0T6

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Part II - Rules 12b-25(b) and (c)


    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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    State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K,
10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

    The Company's attorney was not able to complete the final changes to the report in sufficient time so as to allow the report to be filed by October 29, 2001.

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Part IV - Other Information
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

        William T. Hart              (303)             839-0061
        ---------------              -----         -----------------
            (Name)                (Area Code)      (Telephone Number)

    (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer
         is no, identify report(s).                          [X] Yes  [  ] No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included
         in the subject report or portion thereof?          [  ] Yes  [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                  MarketU, Inc.
                           ---------- --------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  October 30, 2001                MARKETU INC.


                                       By:  /s/ William T. Hart
                                           ---------------------------------
                                             William T. Hart
                                             Attorney for
                                             MarketU, Inc.
                                             1624 Washington Street
                                             Denver, CO 80203
                                             (303)-839-0061

                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).